Exhibit 99.1

            VaxGen Submits Proposal to Produce Up to 75 Million Doses of Anthrax Vaccine; Discontinues Plague Vaccine Program

      BRISBANE, Calif. - April 28 - VaxGen (Nasdaq: VXGN) announced today that it has submitted a proposal to the U.S. Department of Health and Human Services
(HHS) describing its plan to provide up to 75 million doses of its recombinant anthrax vaccine to the U.S. strategic national stockpile of biodefense products. The HHS has indicated that it intends to award purchase contracts for such a vaccine on or about August 9, 2004.

      VaxGen has already received two contracts from the National Institute of Allergy and Infectious Diseases (NIAID) to develop its recombinant anthrax vaccine candidate. The contracts are valued at more than $100 million. The company is also developing an attenuated smallpox vaccine in partnership with the Chemo-Sero Research Institute (Kaketsuken) of Kumamoto, Japan.

      Additionally, VaxGen announced that it has discontinued early-stage development of a recombinant plague vaccine after the NIAID elected not to provide research and development funding for this vaccine. The company's decision will have no effect on the development of its other product candidates. About VaxGen

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox, and an anthrax monoclonal antibody in collaboration with Avanir Pharmaceuticals. The company is also the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the timing of the U.S. Department of Health and Human Services' award of a contract to purchase a recombinant anthrax vaccine, the progress and results of clinical development of the company's attenuated smallpox vaccine candidate, and the effect of discontinuing early-stage development of its recombinant plague vaccine on the company's other product development candidates. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004 under the heading " Additional Business Risks" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking

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statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release except as required by law.

Media Contact

Kesinee Angkustsiri Yip, Associate Director
Corporate Communications
650-624-2304

Investor Contact

Lance Ignon
Vice President, Corporate Affairs
650-624-1041